Acorn Energy Introduces Dividend Reinvestment Plan

Wilmington, DE., August 15, 2012 – Acorn Energy, Inc., (NASDAQ: ACFN), the digital energy company, today announced that it is pleased to begin offering stockholders an opportunity to participate in a Dividend Reinvestment Plan. Acorn will offer up to 600,000 shares of common stock for purchase under the Plan. The Plan provides participants the ability to invest all or a portion of cash dividends on their Acorn shares in additional shares of Acorn common stock. Initially, Acorn will issue the shares under the Plan directly at a 5% discount from the market price. As previously announced, the Acorn Board of Directors has approved a dividend of $0.035 per share to be paid on September 4, 2012 to common stockholders of record on August 17, 2012. Stockholders who wish to reinvest their September 2012 dividends may enroll through August 24, 2012.

Stockholders of record as of the dividend record date will receive the Plan and an enrollment form by mail. Owners of Acorn common stock who hold their shares in brokerage or other nominee accounts are advised to contact their brokers or other nominees for details of how to participate in the Plan.

The Plan will be administered by Acorn’s stock transfer agent, American Stock Transfer & Trust Company, LLC (AST). Stockholders may obtain a copy of the Plan prospectus and enrollment form by contacting AST toll-free at 877-276-7523 or visiting the AST website at www.amstock.com at “Invest Online” under the “Shareholders” tab.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The offer is being made solely through the Plan prospectus. This news release is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company focused on making energy better by providing digital solutions for energy infrastructure asset management.  The four businesses in which we have controlling interests, improve the world's energy infrastructure by making it: more secure - providing security solutions for underwater energy infrastructure (DSIT); more reliable - providing condition-based monitoring to critical assets on the electric grid (GridSense, OmniMetrix) and more productive and efficient - increasing oil and gas production while lowering costs through use of permanent ultra-high sensitive seismic tools that allow for a more precise picture of reservoirs (US Seismic). For more information visit: http://www.acornenergy.com.